NEWS RELEASE

Contacts:

Erika Winkels	Ryan Weispfenning
Public Relations	Investor Relations
+1-763-526-8478	+1-763-505-4626

FOR IMMEDIATE RELEASE

MEDTRONIC REPORTS FIRST QUARTER FINANCIAL RESULTS

•Q1 Revenue of $6.5 Billion Decreased 13% Reported and Approximately 17% Organic
•Q1 GAAP Diluted EPS of $0.36; Q1 Non-GAAP Diluted EPS of $0.62

DUBLIN – August 25, 2020 – Medtronic plc (NYSE:MDT) today announced financial results for its first quarter of fiscal year 2021, which ended July 31, 2020.

The company reported first quarter worldwide revenue of $6.507 billion, a decrease of 13 percent as reported. After adjusting for the $104 million negative impact of foreign currency translation, the $15 million partial quarter inorganic benefit of the company’s acquisition of Titan Spine in the Cranial and Spinal Technologies division in the Restorative Therapies Group, and the approximate $360 to $390 million benefit the company received from an extra week compared to the first quarter of fiscal year 2020, the company’s first quarter revenue decreased by approximately 17 percent organic. Unless otherwise stated, all revenue growth rates in this press release are stated on this organic basis, which adjusts for the impact of foreign currency translation, the inorganic benefit of the Titan Spine acquisition, and the benefit of the extra week.

As reported, first quarter GAAP net income and diluted earnings per share (EPS) were $487 million and $0.36, respectively. As detailed in the financial schedules included through the link at the end of this release, first quarter non-GAAP net income and non-GAAP diluted EPS were $836 million and $0.62, respectively, both decreases of 51 percent.

The company’s first quarter of fiscal year 2021 contained 14 weeks, one more week than the first quarter of fiscal year 2020. The extra week occurs every five or six years as a result of the company’s 52-53 week fiscal year calendar. While it is difficult to calculate an exact impact from the extra week, which occurred in the first fiscal month of the quarter, the company estimates that it resulted in a benefit to revenue as stated above and an approximate $0.06 to $0.10 benefit to non-GAAP diluted earnings per share (EPS) in the first quarter of this fiscal year.

First quarter U.S. revenue of $3.351 billion represented 52 percent of company revenue and decreased 14 percent as reported and low-twenties organic. Non-U.S. developed market revenue of $2.175 billion represented 33 percent of company revenue and decreased 8 percent as reported and low-double digit organic. Emerging Markets revenue of $981 million represented 15 percent of company revenue and decreased 18 percent as reported and high-teens organic.

“We reported solid improvement from last quarter, and our results reflect a faster than expected recovery from the depths of the pandemic we saw back in April,” said Geoff Martha, Medtronic chief executive officer. “Procedure volumes began to recover around the world, and we’re leveraging our pipeline of innovative products to drive share gains in a number of key businesses.”

Cardiac and Vascular Group
The Cardiac and Vascular Group (CVG) includes the Cardiac Rhythm & Heart Failure (CRHF), Coronary & Structural Heart (CSH), and Aortic, Peripheral & Venous (APV) divisions. CVG first quarter revenue of $2.433 billion decreased 13 percent as reported and high-teens organic. CVG’s revenue reflected a year-over-year decline in procedure volumes as a result of the COVID-19 pandemic; however, revenue did improve sequentially. CVG’s organic performance was impacted by mid-teens declines in CRHF, low-twenties declines in CSH, and high-teens declines in APV.

•Cardiac Rhythm & Heart Failure first quarter revenue of $1.247 billion decreased 10 percent as reported and mid-teens organic. Arrhythmia Management revenue, including implantable defibrillators (ICDs), Pacemakers, Implantable Diagnostics, and Cardiac Ablation Solutions (previously called AF Solutions) declined in the mid-teens. This included low-forties growth in Leadless Pacemakers, and specifically low-sixties growth in the United States, on the continued adoption of the company’s Micra™ transcatheter pacing systems. Heart Failure declined in the low-double digits organic, reflecting declines in cardiac resynchronization therapy defibrillators (CRT-Ds), cardiac resynchronization therapy pacemakers (CRT-Ps), and left ventricular assist devices (LVADs).

•Coronary & Structural Heart first quarter revenue of $780 million decreased 17 percent as reported and low-twenties organic, reflecting low-twenties declines in drug-eluting stents and transcatheter aortic valves (TAVR).

•Aortic, Peripheral & Venous first quarter revenue of $405 million decreased 13 percent as reported and high-teens organic. Aortic declined in the high-teens, Peripheral declined in the low-double digits, and Venous declined in the low-thirties.

Minimally Invasive Therapies Group
The Minimally Invasive Therapies Group (MITG) includes the Surgical Innovations (SI) and the Respiratory, Gastrointestinal & Renal (RGR) divisions. MITG first quarter revenue of $1.801 billion decreased 14 percent as reported and high-teens organic. MITG’s revenue reflected a year-over-year decline in procedure volumes as a result of the COVID-19 pandemic. SI’s mid-twenties organic decline was partially offset by flat organic results in RGR.

•Surgical Innovations first quarter revenue of $1.080 billion decreased 24 percent as reported and mid-twenties organic. The decline of worldwide surgical procedures resulted in lower demand for Advanced Stapling and Advanced Energy products, which declined in the high- and low-twenties, respectively. General Surgery products declined in the mid-twenties.

•Respiratory, Gastrointestinal & Renal first quarter revenue of $720 million increased 5 percent as reported and was flat on an organic basis, reflecting the increased demand for Respiratory Interventions products. Respiratory & Patient Monitoring grew in the mid-single digits, with sales of ventilators more than doubling as production increased to address global needs.

Restorative Therapies Group
The Restorative Therapies Group (RTG) was reorganized into the Cranial and Spinal Technologies, Specialty Therapies, and Neuromodulation divisions starting this quarter. RTG first quarter revenue of $1.712 billion decreased 15 percent as reported and low-twenties organic. RTG’s revenue reflected a year-over-year decline in procedure volumes as a result of the COVID-19 pandemic; however, revenue did improve sequentially. RTG’s organic performance this quarter included mid-teens declines in Cranial and Spinal Technologies, low-twenties declines in Specialty Therapies, and mid-twenties declines in Neuromodulation.

•Cranial and Spinal Technologies first quarter revenue of $944 million decreased 10 percent as reported and mid-teens organic, including mid-teens declines in Spine and high-teens declines in Enabling Technology. Core Spine declined in the low-double digits globally, including high-single digit declines in the U.S. Sales of bone morphogenetic protein (BMP) declined in the low-twenties.

•Specialty Therapies first quarter revenue of $453 million decreased 20 percent as reported and low-twenties organic. ENT declined in the mid-twenties and Neurovascular declined in the low-single digits, with low-single digit declines in Hemorrhagic Stroke and high-single digit declines in Ischemic Stroke.

•Neuromodulation first quarter revenue of $314 million decreased 21 percent as reported and mid-twenties organic, including mid-twenties declines in Pain Therapies.

Diabetes Group
Diabetes Group first quarter revenue of $562 million decreased 5 percent as reported and high-single digit organic. Diabetes Group revenue performance was impacted by a delay in new patient starts on insulin pumps and continued competitive pressure. CGM grew in the mid-single digits.

Guidance
Given the uncertainty on near-term financial results caused by the COVID-19 pandemic, the company is not providing formal annual or quarterly financial guidance at this time.

“We’re playing offense and finding a new gear at Medtronic,” said Martha. “We are driving toward faster and broader topline growth, not just as we emerge from the pandemic, but sustainable growth over the long-term.”

Webcast Information
Medtronic will host a webcast today, August 25, at 8:00 a.m. EDT (7:00 a.m. CDT) to provide information about its businesses for the public, investors, analysts, and news media. This quarterly webcast can be accessed by clicking on the Investor Events link at investorrelations.medtronic.com and this earnings release will be archived at newsroom.medtronic.com. Medtronic will be live tweeting during the webcast on its Newsroom Twitter account, @Medtronic. Within 24 hours of the webcast, a replay of the webcast and transcript of the company’s prepared remarks will be available by clicking on the Investor Events link at investorrelations.medtronic.com.

Medtronic plans to report its fiscal year 2021 second, third, and fourth quarter results on Tuesday, November 24, 2020, Tuesday, February 23, 2021, and Thursday, May 27, 2021, respectively.

Financial Schedules
To view the first quarter financial schedules and non-GAAP reconciliations, click here. To view the first quarter earnings presentation, click here. Both documents can also be accessed by visiting newsroom.medtronic.com.

About Medtronic
Medtronic plc (www.medtronic.com), headquartered in Dublin, Ireland, is among the world’s largest medical technology, services and solutions companies – alleviating pain, restoring health and extending life for millions of people around the world. Medtronic employs more than 90,000 people worldwide, serving physicians, hospitals and patients in more than 150 countries. The company is focused on collaborating with stakeholders around the world to take healthcare Further, Together.

FORWARD LOOKING STATEMENTS
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to risks and uncertainties, including risks related to the impact COVID-19 has had and is expected to continue to have on our business, operations and production, as well as demand for our offerings, and on our employees, medical professional and healthcare system, communities in which we operate, and our financial results and condition, competitive factors, difficulties and delays inherent in the development, manufacturing, marketing and sale of medical products, government regulation and general economic conditions and other risks and uncertainties described in the company’s periodic reports on file with the U.S. Securities and Exchange Commission including the most recent Annual Report on Form 10-K of the company, as filed with the U.S. Securities and Exchange Commission. In some cases, you can identify these statements by forward-looking words or expressions, such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “looking ahead,” “may,” “plan,” “possible,” “potential,” “project,” “should,” “going to,” “will,” and similar words or expressions, the negative or plural of such words or expressions and other comparable terminology. Actual results may differ materially from anticipated results. Medtronic does not undertake to update its forward-looking statements or any of the information contained in this press release, including to reflect future events or circumstances.

NON-GAAP FINANCIAL MEASURES
This press release contains financial measures, including adjusted net income, adjusted diluted EPS, and organic revenue, which are considered “non-GAAP” financial measures under applicable SEC rules and regulations. References to quarterly figures increasing, decreasing or remaining flat are in comparison to the first quarter of fiscal year 2020.

Medtronic management believes that non-GAAP financial measures provide information useful to investors in understanding the company’s underlying operational performance and trends and to facilitate comparisons with the performance of other companies in the med tech industry. Non-GAAP net income and diluted EPS exclude the effect of certain charges or gains that contribute to or reduce earnings but that result from transactions or events that management believes may or may not recur with similar materiality or impact to operations in future periods (Non-GAAP Adjustments). Medtronic generally uses non-GAAP financial measures to facilitate management’s review of the operational performance of the company and as a basis for strategic planning. Non-GAAP financial measures should be considered supplemental to and not a substitute for financial information prepared in accordance with U.S. generally accepted accounting principles (GAAP), and investors are cautioned that Medtronic may calculate non-GAAP financial measures in a way that is different from other companies. Management strongly encourages investors to review the company’s consolidated financial statements and publicly filed reports in their entirety. Reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the financial schedules accompanying this press release.
-end-
View First Quarter Financial Schedules & Non-GAAP Reconciliations
View First Quarter Earnings Presentation

MEDTRONIC PLC
WORLD WIDE REVENUE(1)
(Unaudited)

	FIRST QUARTER(2)
	REPORTED				CONSTANT CURRENCY
(in millions)	FY21	FY20	Growth	Currency Impact(4)	FY21	Growth
Cardiac & Vascular Group	$2,433	$2,790	(12.8)%	$(39)	$2,472	(11.4)%
Cardiac Rhythm & Heart Failure	1,247	1,382	(9.8)	(16)	1,263	(8.6)
Coronary & Structural Heart	780	941	(17.1)	(18)	798	(15.2)
Aortic, Peripheral, & Venous	405	467	(13.3)	(6)	411	(12.0)
Minimally Invasive Therapies Group	1,801	2,100	(14.2)	(37)	1,838	(12.5)
Surgical Innovations	1,080	1,417	(23.8)	(25)	1,105	(22.0)
Respiratory, Gastrointestinal, & Renal	720	683	5.4	(12)	732	7.2
Restorative Therapies Group(3)	1,712	2,012	(14.9)	(17)	1,729	(14.1)
Cranial & Spinal Technologies	944	1,050	(10.1)	(7)	951	(9.4)
Specialty Therapies	453	563	(19.5)	(7)	460	(18.3)
Neuromodulation	314	398	(21.1)	(3)	317	(20.4)
Diabetes Group	562	592	(5.1)	(11)	573	(3.2)
TOTAL	$6,507	$7,493	(13.2)%	$(104)	$6,611	(11.8)%

(1) The data in this schedule has been intentionally rounded to the nearest million and, therefore, may not sum.
(2) Fiscal year 2021 is a 53-week fiscal year, with the extra week occurring in the first fiscal month of the first quarter and included in reported first quarter results. While it is difficult to calculate the impact of the extra week, the Company estimates the extra week benefited first quarter constant currency growth by approximately $360 to $390 million. The first quarter of 2021 also includes $15 million of inorganic revenue related to the Titan Spine acquisition, which is included in the reported results of the Cranial & Spinal Technologies division of the Restorative Therapies Group. When excluding the impact of currency, inorganic Titan Spine revenue, and the estimated impact of the extra week, first quarter 2021 revenue declined approximately 17 percent organic.
(3) In the first quarter of fiscal year 2021, the Company realigned its divisions within the Restorative Therapies Group. As a result, fiscal year 2020 results have been recast to adjust for this realignment.
(4) The currency impact to revenue measures the change in revenue between current and prior year periods using constant exchange rates.

MEDTRONIC PLC
U.S.(1)(2) REVENUE
(Unaudited)

	FIRST QUARTER
	REPORTED
(in millions)	FY21	FY20	Growth
Cardiac & Vascular Group	$1,206	$1,361	(11.4)%
Cardiac Rhythm & Heart Failure	672	729	(7.8)
Coronary & Structural Heart	306	376	(18.6)
Aortic, Peripheral, & Venous	228	256	(10.9)
Minimally Invasive Therapies Group	722	913	(20.9)
Surgical Innovations	400	573	(30.2)
Respiratory, Gastrointestinal, & Renal	322	340	(5.3)
Restorative Therapies Group(3)	1,136	1,338	(15.1)
Cranial & Spinal Technologies	692	742	(6.7)
Specialty Therapies	242	336	(28.0)
Neuromodulation	202	261	(22.6)
Diabetes Group	287	306	(6.2)
TOTAL	$3,351	$3,918	(14.5)%

(1) U.S. includes the United States and U.S. territories.
(2) The data in this schedule has been intentionally rounded to the nearest million and, therefore, may not sum.
(3) In the first quarter of fiscal year 2021, the Company realigned its divisions within the Restorative Therapies Group. As a result, fiscal year 2020 results have been recast to adjust for this realignment.

MEDTRONIC PLC
WORLD WIDE REVENUE: GEOGRAPHIC (1)(2)
(Unaudited)

	FIRST QUARTER(3)
	REPORTED				CONSTANT CURRENCY
(in millions)	FY21	FY20	Growth	Currency Impact(4)	FY21	Growth
U.S.	$1,206	$1,361	(11.4)%	$—	$1,206	(11.4)%
Non-U.S. Developed	853	930	(8.3)	(15)	868	(6.7)
Emerging Markets	374	499	(25.1)	(24)	398	(20.2)
Cardiac & Vascular Group	2,433	2,790	(12.8)	(39)	2,472	(11.4)
U.S.	722	913	(20.9)	—	722	(20.9)
Non-U.S. Developed	719	791	(9.1)	(11)	730	(7.7)
Emerging Markets	359	396	(9.3)	(26)	385	(2.8)
Minimally Invasive Therapies Group	1,801	2,100	(14.2)	(37)	1,838	(12.5)
U.S.	1,136	1,338	(15.1)	—	1,136	(15.1)
Non-U.S. Developed	376	426	(11.7)	(6)	382	(10.3)
Emerging Markets	199	248	(19.8)	(11)	210	(15.3)
Restorative Therapies Group	1,712	2,012	(14.9)	(17)	1,729	(14.1)
U.S.	287	306	(6.2)	—	287	(6.2)
Non-U.S. Developed	226	231	(2.2)	(6)	232	0.4
Emerging Markets	48	55	(12.7)	(5)	53	(3.6)
Diabetes Group	562	592	(5.1)	(11)	573	(3.2)
U.S.	3,351	3,918	(14.5)	—	3,351	(14.5)
Non-U.S. Developed	2,175	2,377	(8.5)	(37)	2,212	(6.9)
Emerging Markets	981	1,198	(18.1)	(67)	1,048	(12.5)
TOTAL	$6,507	$7,493	(13.2)%	$(104)	$6,611	(11.8)%

(1) U.S. includes the United States and U.S. territories. Non-U.S. developed markets include Japan, Australia, New Zealand, Korea, Canada, and the countries of Western Europe. Emerging Markets include the countries of the Middle East, Africa, Latin America, Eastern Europe, and the countries of Asia that are not included in the non-U.S. developed markets, as previously defined.
(2) The data in this schedule has been intentionally rounded to the nearest million and, therefore, may not sum.
(3) Fiscal year 2021 is a 53-week fiscal year, with the extra week occurring in the first fiscal month of the first quarter and included in reported first quarter results. While it is difficult to calculate the impact of the extra week, the Company estimates the extra week benefited first quarter constant currency growth by approximately $360 to $390 million. The first quarter of 2021 also includes $15 million of inorganic revenue related to the Titan Spine acquisition, which is included in the reported results of the Cranial & Spinal Technologies division of the Restorative Therapies Group. When excluding the impact of currency, inorganic Titan Spine revenue, and the estimated impact of the extra week, first quarter 2021 revenue declined approximately 17 percent organic.
(4) The currency impact to revenue measures the change in revenue between current and prior year periods using constant exchange rates.

MEDTRONIC PLC
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three months ended
(in millions, except per share data)	July 31, 2020	July 26, 2019
Net sales	$6,507	$7,493
Costs and expenses:
Cost of products sold	2,505	2,366
Research and development expense	621	587
Selling, general, and administrative expense	2,417	2,543
Amortization of intangible assets	440	440
Restructuring charges, net	53	47
Certain litigation charges, net	(88)	47
Other operating income, net	(114)	(22)
Operating profit	673	1,485
Other non-operating income, net	(82)	(101)
Interest expense	171	609
Income before income taxes	584	977
Income tax provision	93	100
Net income	491	877
Net income attributable to noncontrolling interests	(4)	(13)
Net income attributable to Medtronic	$487	$864
Basic earnings per share	$0.36	$0.64
Diluted earnings per share	$0.36	$0.64
Basic weighted average shares outstanding	1,341.9	1,340.8
Diluted weighted average shares outstanding	1,350.0	1,351.9

MEDTRONIC PLC
GAAP TO NON-GAAP RECONCILIATIONS
(Unaudited)

	Three months ended July 31, 2020
(in millions, except per share data)	Net Sales	Cost of Products Sold	Gross Margin Percent	Operating Profit	Operating Profit Percent	Income Before Income Taxes	Net Income Attributable to Medtronic	Diluted EPS (1)	Effective Tax Rate
GAAP	$6,507	$2,505	61.5%	$673	10.3%	$584	$487	$0.36	15.9%
Non-GAAP Adjustments:
Restructuring and associated costs (2)	—	(27)	0.4	128	2.0	128	106	0.08	17.2
Acquisition-related items (3)	—	(2)	—	(105)	(1.6)	(105)	(75)	(0.06)	28.6
Certain litigation charges	—	—	—	(88)	(1.4)	(88)	(70)	(0.05)	20.5
(Gain)/loss on minority investments (4)	—	—	—	—	—	(10)	(10)	(0.01)	—
IPR&D charges (5)	—	—	—	10	0.2	10	8	0.01	20.0
Medical device regulations (6)	—	(10)	0.2	18	0.3	18	16	0.01	11.1
Amortization of intangible assets	—	—	—	440	6.8	440	370	0.27	15.9
Certain tax adjustments, net	—	—	—	—	—	—	4	—	—
Non-GAAP	$6,507	$2,466	62.1%	$1,076	16.5%	$977	$836	$0.62	14.0%
Currency impact	104	39	—	71	0.8			0.04
Currency Adjusted	$6,611	$2,505	62.1%	$1,147	17.3%			$0.66

	Three months ended July 26, 2019
(in millions, except per share data)	Net Sales	Cost of Products Sold	Gross Margin Percent	Operating Profit	Operating Profit Percent	Income Before Income Taxes	Net Income Attributable to Medtronic	Diluted EPS (1)	Effective Tax Rate
GAAP	$7,493	$2,366	68.4%	$1,485	19.8%	$977	$864	$0.64	10.2%
Non-GAAP Adjustments:
Restructuring and associated costs (2)	—	(35)	0.5	124	1.7	124	109	0.08	12.1
Acquisition-related items (7)	—	—	—	19	0.3	19	17	0.01	10.5
Certain litigation charges	—	—	—	47	0.6	47	43	0.03	8.5
(Gain)/loss on minority investments (4)	—	—	—	—	—	1	1	—	—
Debt tender premium and other charges (8)	—	—	—	(7)	(0.1)	406	320	0.24	21.2
Medical device regulations (6)	—	(3)	—	8	0.1	8	7	0.01	12.5
Amortization of intangible assets	—	—	—	440	5.9	440	372	0.28	15.5
Certain tax adjustments, net (9)	—	—	—	—	—	—	(30)	(0.02)	—
Non-GAAP	$7,493	$2,328	68.9%	$2,116	28.2%	$2,022	$1,703	$1.26	15.1%

See description of non-GAAP financial measures at the end of the earnings press release. Fiscal year 2021 is a 53-week fiscal year, with the extra week occurring in the first fiscal month of the quarter and included in the reported first quarter results. While it is difficult to calculate the exact impact of the extra week, the Company estimates that it resulted in a benefit of approximately $360-$390 million to reported revenue and a benefit of $0.06 to $0.10 to non-GAAP diluted EPS.
(1)The data in this schedule has been intentionally rounded to the nearest $0.01 and, therefore, may not sum.
(2)Associated costs include costs incurred as a direct result of the restructuring program, such as salaries for employees supporting the program and consulting expenses.
(3)The charges primarily include business combination costs, changes in fair value of contingent consideration, and a change in amounts accrued for certain contingent liabilities for recent acquisitions.
(4)We exclude unrealized and realized gains and losses on our minority investments as we do not believe that these components of income or expense have a direct correlation to our ongoing or future business operations.
(5)The charges relate to certain license payments for unapproved technology.
(6)The charges represent incremental costs of complying with the new European Union medical device regulations for previously registered products and primarily include charges for contractors supporting the project and other direct third-party expenses.

(7)The charges primarily include costs incurred in connection with legacy-Covidien enterprise resource planning deployment activities, business combination related costs, and changes in the fair value of contingent consideration.
(8)The charges, which include $413 million recognized in interest expense and ($7 million) recognized in other operating (income) expense, net, primarily related to the early redemption of approximately $5.2 billion of debt in the first quarter of fiscal year 2020.
(9)The net benefit relates to the impact of the U.S. tax reform resulting from final U.S. Treasury regulations in the first quarter of fiscal year 2020.

MEDTRONIC PLC
GAAP TO NON-GAAP RECONCILIATIONS
(Unaudited)

	Three months ended July 31, 2020
(in millions)	Net Sales	SG&A Expense	SG&A Expense as a % of Net Sales	R&D Expense	R&D Expense as a % of Net Sales	Other Operating (Income) Expense, net	Other Operating Expense, net as a % of Net Sales	Other Non-Operating Income, net
GAAP	$6,507	$2,417	37.1%	$621	9.5%	$(114)	(1.8)%	$(82)
Non-GAAP Adjustments:
Restructuring and associated costs (1)	—	(48)	(0.7)	—	—	—	—	—
Acquisition-related items (2)	—	—	—	—	—	108	1.7	—
(Gain)/loss on minority investments (3)	—	—	—	—	—	—	—	10
IPR&D charges (4)	—	—	—	—	—	(10)	(0.2)	—
Medical device regulations (5)	—	(1)	—	(8)	(0.1)	—	—	—
Non-GAAP	$6,507	$2,368	36.4%	$613	9.4%	$(16)	(0.2)%	$(72)
Currency impact	104	30	(0.1)	2	(0.1)	(37)	(0.6)	—
Currency Adjusted	$6,611	$2,398	36.3%	$615	9.3%	$(53)	(0.8)%	$(72)

See description of non-GAAP financial measures at the end of the earnings press release. Fiscal year 2021 is a 53-week fiscal year, with the extra week occurring in the first fiscal month of the quarter and included in the reported first quarter results. While it is difficult to calculate the exact impact of the extra week, the Company estimates that it resulted in a benefit of approximately $360-$390 million to reported revenue.
(1)Associated costs include costs incurred as a direct result of the restructuring program, such as salaries for employees supporting the program and consulting expenses.
(2)The charges primarily include business combination costs, changes in fair value of contingent consideration, and a change in amounts accrued for certain contingent liabilities for recent acquisitions.
(3)We exclude unrealized and realized gains and losses on our minority investments as we do not believe that these components of income or expense have a direct correlation to our ongoing or future business operations.
(4)The charges relate to certain license payments for unapproved technology.
(5)The charges represent incremental costs of complying with the new European Union medical device regulations for previously registered products and primarily include charges for contractors supporting the project and other direct third-party expenses.

MEDTRONIC PLC
GAAP TO NON-GAAP RECONCILIATIONS
(Unaudited)

	Three months ended	Three months ended	Fiscal year	Fiscal year
(in millions)	July 31, 2020	July 26, 2019	2020	2019
Net cash provided by operating activities	$278	$1,510	$7,234	$7,007
Additions to property, plant, and equipment	(334)	(301)	(1,213)	(1,134)
Free Cash Flow (1)	$(56)	$1,209	$6,021	$5,873
See description of non-GAAP financial measures at the end of the earnings press release.

(1)Free cash flow represents operating cash flows less property, plant, and equipment additions.

MEDTRONIC PLC
CONSOLIDATED BALANCE SHEETS
(Unaudited)

(in millions)	July 31, 2020	April 24, 2020
ASSETS

Current assets:
Cash and cash equivalents	$6,499	$4,140
Investments	6,513	6,808
Accounts receivable, less allowances and credit losses of $276 and $208, respectively	4,876	4,645
Inventories, net	4,551	4,229
Other current assets	2,070	2,209
Total current assets	24,509	22,031
Property, plant, and equipment	11,952	11,644
Accumulated depreciation	(7,070)	(6,816)
Property, plant, and equipment, net	4,882	4,828
Goodwill	40,714	39,841
Other intangible assets, net	18,670	19,063
Tax assets	2,988	2,832
Other assets	2,143	2,094
Total assets	$93,906	$90,689
LIABILITIES AND EQUITY
Current liabilities:
Current debt obligations	$5,823	$2,776
Accounts payable	1,720	1,996
Accrued compensation	1,815	2,099
Accrued income taxes	390	502
Other accrued expenses	3,338	2,993
Total current liabilities	13,086	10,366
Long-term debt	22,867	22,021
Accrued compensation and retirement benefits	1,962	1,910
Accrued income taxes	2,719	2,682
Deferred tax liabilities	1,231	1,174
Other liabilities	1,598	1,664
Total liabilities	43,463	39,817
Commitments and contingencies
Shareholders’ equity:
Ordinary shares— par value $0.0001, 2.6 billion shares authorized, 1,343,318,623 and 1,341,074,724 shares issued and outstanding, respectively	—	—
Additional paid-in capital	26,261	26,165
Retained earnings	27,817	28,132
Accumulated other comprehensive loss	(3,782)	(3,560)
Total shareholders’ equity	50,296	50,737
Noncontrolling interests	147	135
Total equity	50,443	50,872
Total liabilities and equity	$93,906	$90,689

MEDTRONIC PLC
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three months ended
(in millions)	July 31, 2020	July 26, 2019
Operating Activities:
Net income	$491	$877
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	669	657
Provision for doubtful accounts	37	25
Deferred income taxes	3	18
Stock-based compensation	70	61
Loss on debt extinguishment	—	406
Other, net	68	58
Change in operating assets and liabilities, net of acquisitions and divestitures:
Accounts receivable, net	(142)	319
Inventories, net	(235)	(122)
Accounts payable and accrued liabilities	(541)	(629)
Other operating assets and liabilities	(142)	(160)
Net cash provided by operating activities	278	1,510
Investing Activities:
Acquisitions, net of cash acquired	—	(145)
Additions to property, plant, and equipment	(334)	(301)
Purchases of investments	(2,045)	(1,669)
Sales and maturities of investments	2,403	1,569
Other investing activities	(16)	(5)
Net cash provided by (used in) investing activities	8	(551)
Financing Activities:
Change in current debt obligations, net	(16)	88
Proceeds from short-term borrowings (maturities greater than 90 days)	2,789	—
Issuance of long-term debt	—	5,567
Payments on long-term debt	(11)	(5,035)
Dividends to shareholders	(778)	(724)
Issuance of ordinary shares	26	210
Repurchase of ordinary shares	—	(333)
Other financing activities	(51)	(47)
Net cash provided by (used in) financing activities	1,959	(274)
Effect of exchange rate changes on cash and cash equivalents	114	2
Net change in cash and cash equivalents	2,359	687
Cash and cash equivalents at beginning of period	4,140	4,393
Cash and cash equivalents at end of period	$6,499	$5,080

Supplemental Cash Flow Information
Cash paid for:
Income taxes	$72	$198
Interest	72	86